Exhibit 19.1

H&E EQUIPMENT SERVICES, INC.

INSIDER TRADING

POLICY

ADOPTED: February 22, 2006

REVISED: August 16, 2011

REVISED: February 12, 2015

REVISED: February 7, 2025

i

I.
SUMMARY OF THE COMPANY POLICY CONCERNING INSIDER TRADING

This Statement covers a fundamental principle which each employee and director must follow: It is the Company’s policy that it will without exception comply with the securities laws of the United States. Each employee and each director is expected to abide by this policy. When carrying out Company business, employees and directors must avoid any activity that violates applicable state and federal securities laws or regulations.

The foregoing principle is described in more detail below. A description of certain applicable securities laws and related policies is set forth in Sections III and IV of the Statement. The Statement does not describe every securities law or regulation which will affect the Company and its business, but attempts to familiarize employees and directors with the securities laws to which they must pay particular attention to ensure the Company’s compliance with those laws. Of course, employees and directors are expected to comply with all applicable laws.

In meeting the standards set forth in this Statement, it is essential that each employee and director conduct the Company’s business with honesty and integrity. Each employee and each director contributes to the Company’s overall reputation. Therefore, each employee and each director must accept individual responsibility for ensuring that these standards are implemented.

II.
TRADING GUIDELINES

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

A.
Nondisclosure. The Company’s material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. Care should be taken so that material inside information is kept secure. No one may “tip” or disclose material inside information concerning the Company to any outside person (including, but not limited to family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by the Compliance Officer and/or the Board of Directors. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material inside information about the Company must be forwarded to the Compliance Officer.

No one may give trading advice of any kind about the Company to anyone while possessing material inside information about the Company, except to advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all directors, officers and related parties from giving trading advice concerning the Company to third parties even when the director or officer does not possess material inside information about the Company.

B.
Trading in the Company’s Securities. No employee, director or related party should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities, when he or she has knowledge of material, non-public information concerning the Company. This includes orders for purchases and sales of stock and convertible securities, such as options, puts and calls. The exercise of employee and non-employee director stock options and warrants is not subject to this policy, whether the exercise price is paid in cash, or, pursuant to a contractual right, by either the surrender of securities by the holder of the option or warrant or the withholding by the Company of a portion of the underlying securities. However, stock that was acquired upon exercise of a stock option or warrant will be treated like any other stock, and may not be sold by an employee, director or related party who is in possession of material inside information. Employees, directors or related parties who possess material inside information should wait until after the close of the second trading day after the information has been publicly released before trading. In addition, the Company prohibits directors, employees and related parties from effecting “short sales” of the Company’s equity securities (see “Prohibition of Short Sales,” below). Directors and executive officers of the Company are also prohibited by Section 306 of the Sarbanes-Oxley Act of 2002 from purchasing, selling or otherwise acquiring or transferring the Company’s equity securities during any blackout period under any individual account plan maintained by the Company, including the Company’s 401(k) plan. However, trading may be permitted while in possession of, but not on the basis of, material inside information, pursuant to a validly created and approved 10b5-1 Plan adopted in compliance with Rule 10b5-1 ("Rule 10b5-1") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and this Statement.
C.
Avoid Speculation. Investing in the Company’s Common Stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees, directors and related parties to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.
D.
Trading in Other Securities. No employee, director or related party should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee or director learns in the course of his or her employment material, inside information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.

E.
Restrictions on the Window Group. Except for trades made pursuant to a validly created and approved 10b5-1 Plan, the Window Group (as defined in III.B) is subject to the following additional restrictions on trading in Company securities:
•
trading is permitted from the close of the second trading day following an earnings release with respect to the preceding fiscal period until the close of trading on the twenty-second day of the third month of the current fiscal quarter (each, a “Window”), subject to the restrictions below;
•
all trades are subject to prior review;
•
clearance for all trades must be obtained from the Company’s Compliance Officer;
•
no trading in Company securities even during a Window while in the possession of material inside information. Persons possessing such information may trade during a Window only after the close of trading on the second trading day following the Company’s widespread public release of such material inside information;
•
no trading in Company securities outside of a Window or during any special blackout periods that the Compliance Officer may designate. No one may disclose to any outside third party that a special blackout period has been designated; and
•
the Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of a Window (but not during special blackout periods) due to financial hardship or other hardships.
F.
Trading pursuant to a 10b5-1 Plan. Rule 10b5-1 provides officers and directors with an affirmative defense for insider trading liability under Rule 10b-5 for transactions made pursuant to a previously established contract, plan or instruction (a “10b5-1 Plan”). A valid 10b5-1 Plan presents an opportunity for insiders to establish arrangements to sell Company stock without regard to a Window or when the insider has material inside information. In order to be a valid 10b5-1 Plan, the arrangement must satisfy the requirements of Rule 10b5-1, including documenting a previously established (at a time when the insider did not possess material inside information, which is the insider’s responsibility to determine), bona fide plan that specifies the price, amount and date of trades, or provides a formula or mechanism to determine such information.

As a condition of the affirmative defense before trading can commence under a 10b5-1 Plan, a cooling-off period is required for directors and officers until the later of: (1) 90 days following the 10b5-1 Plan adoption (or modification); or (2) two business days following the filing of the Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the 10b5-1 Plan was adopted or modified (but not to exceed 120 days after adopting or modifying the 10b5-1 Plan). Persons other than directors or officers (such as employees) must comply with a 30-day cooling-off period. The cooling-off period applies to the adoption of a 10b5-1 Plan and also to the modification of a 10b5-1 Plan that changes the amount, price or timing of the purchase or sale of the securities under the 10b5-1 Plan.

An insider must act in good faith and not enter into a 10b5-1 Plan as part of a plan or scheme to evade the insider trading laws. When adopting a new or modified 10b5-1 Plan, as a condition to the availability of the affirmative defense, a director or officer must include in the 10b5-1 Plan a written representation certifying that at the time of the adoption of a new or modified 10b5-1 Plan:

•
That the insider is not aware of material inside information about the Company or its securities; and
•
That the insider is adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Insiders may not utilize the affirmative defense for (1) trades under a 10b5-1 Plan when the insider maintains another 10b5-1 Plan, or subsequently enters into an additional overlapping 10b5-1 Plan, for open market purchases or sales of any class of securities of the Company, or (2) a single-trade plan if the insider had, within a 12-month period, purchased or sold securities of the Company pursuant to another single-trade plan. Overlapping 10b5-1 Plans may be permitted where an individual (1) enters into more than one 10b5-1 Plan with different broker-dealers or other agents and treats the 10b5-1 Plans as a single 10b5-1 Plan so long as the 10b5-1 Plan complies with Rule 10b-5, (2) adopts a 10b5-1 Plan where the later-commencing plan has a cooling-off period that starts when the first plan terminates, or (3) enters into an additional 10b5-1 Plan solely to sell securities as necessary to satisfy tax withholding obligations arising solely from the vesting of a compensatory award.

An insider must enter into a 10b5-1 Plan in good faith and continue to act in good faith with respect to a 10b5-1 Plan. As such, an insider may not cancel or modify a 10b5-1 Plan in an effort to evade any limitations or influence timing of a corporate disclosure to occur before or after a planned trade to make such trade more profitable or to avoid or reduce a loss.

The Company requires 10b5-1 Plans and any amendments thereto to be approved in advance by the Compliance Officer, and for members of the Window Group, a 10b5-1 Plan and any amendments thereto may be adopted and approved only during a Window. Prior to such approval, the person establishing or amending such 10b5-1 Plan must certify to the Compliance Officer that (i) he or she is not in possession of material inside information concerning the Company, and (ii) he or she has received and read this Statement of Policy Regarding Trading Policies and had the opportunity to ask the Compliance Officer questions regarding the Statement. The Compliance Officer may exercise his or her absolute discretion in approving or disapproving a 10b5-1 Plan or any amendments thereto. Even with a validly created and approved 10b5-1 Plan, however, an insider is subject to the liability that may arise under Section 16 and must comply with Rule 144.

The cooling-off period, certification requirement and single plan limitation described above do not apply to Rule 10b5-1 Plans entered into prior to February 27, 2023, unless modified after such date.

G.
Trading within the 401(k) Plan. In the event that the Company has a Company stock account in its 401(k) plan, the following provisions will be applicable. Most transactions under the 401(k) Plan (the “Plan”) are not subject to the Section 16(b) short-swing profits rule (described at III.E. below) or the Section 16(a) reporting requirements (described at III.G below). An example of an exempt, non-reportable transaction would be a contribution to the Plan, such as any employee pre-tax or after-tax contributions and any Company match or profit sharing contributions, even if the participant for whose benefit the contributions are made has the right to direct that some or all of the contributions will be invested in the Plan’s Company stock fund. Similarly, cash distributions from the Plan’s Company stock fund to a participant by reason of the participant’s retirement or other termination of employment would be an exempt, non-reportable transaction.

In contrast, discretionary transactions by a participant in the Plan who is a Section 16 Individual are subject to the Section 16(a) reporting requirements. Discretionary transactions include (1) a participant’s election to transfer part or all of the participant’s Plan balance into (or out of) the Company stock fund (after such monies are originally contributed to the Plan and invested, when contributed, in the Company stock fund) and (2) any voluntary request by a participant for a cash withdrawal from the Company’s stock fund on an occasion other than the participant’s retirement or other termination of employment (e.g., a hardship withdrawal request).

Discretionary transactions by a Plan participant who is a Section 16 Individual will be exempt from the Section 16(b) short-swing profits rule only if the participant’s election to effect the transaction (e.g., the election to move out of the Company stock fund or the request for a hardship withdrawal) occurs at least six months after the participant’s most recent discretionary “opposite-way” purchase or sale election under the Plan. The election by a Plan participant who is a Section 16 Individual to effect a discretionary transaction under the Plan less than six months before or after an opposite-way discretionary transaction under the Plan will be subject to Section 16(b). For instance, if a participant elected to move some of his Plan account balance into the Company stock fund in October after he had elected to move some of his Plan account out of the Company stock fund in August, the transaction would be subject to the Section 16(b) short-swing profits rule as well as to the Section 16(a) reporting requirements. Plan participants who are Section 16 Individuals are urged to consult with the Company’s Compliance Officer prior to engaging in any Plan transaction that would be treated as a discretionary transaction.

The general prohibition against trading based on inside information (described at II.B. above) is equally applicable to Plan transactions. Therefore, discretionary transactions, including changes by a participant in the amount invested in the Company stock fund, while the participant is in possession of material inside information are prohibited. Additionally, Window Group members are prohibited from making changes in Plan designations outside of a Window or during any other blackout period, even if the participant is not in possession of material inside information. Plan participants who are Window Group members are urged to consult with the Company’s Compliance Officer prior to making any changes in Plan designations outside of a Window.

III.
THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES
A.
General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material inside financial information, that employee or director is prohibited from buying or selling stock in the company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the stock price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the stock price will change) that the rest of the investing public does not have. In fact, it is more than unfair. It is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of the federal securities laws for a corporate insider to buy or sell securities if he or she is in possession of material inside information. Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. It is inside information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”.) In that case, they may both be held liable. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•
Financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity.
•
Company projections and strategic plans.
•
Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•
New major contracts, collaborations, orders, suppliers, customers, or finance sources, or the loss thereof.
•
Significant changes or developments in products or product lines.
•
Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns. Significant pricing changes.

•
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•
Significant changes in senior management. Significant labor disputes or negotiations.
•
Actual or threatened major litigation, or the resolution of such litigation.

The rule applies to any and all transactions in the Company’s securities, including its common stock and options and warrants to purchase common stock (other than the exercise of employee stock options or warrants, but including the sale of shares acquired upon the exercise of employee stock options or warrants), and any other type of securities that the Company may issue, such as notes, preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to $5,000,000 and imprisonment of up to twenty years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to penalties of up to the greater of $1,000,000 or three times the profit realized or loss avoided by the insider trader. Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company. However, trading may be permitted while in possession of, but not on the basis of, material inside information, pursuant to a validly created and approved 10b5-1 Plan (described at II.F above) adopted in compliance with Rule 10b5-1 and this Statement.

B.
Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. Because of their access to confidential information on a regular basis, Company policy subjects its directors, certain employees and related parties (the “Window Group” as defined below) to additional restrictions on trading in the Company securities. The restrictions for the Window Group are discussed in II.E above. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

Additionally, the Company has designated those persons listed on Exhibit A attached hereto (“Section 16 Individuals”) as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. Except for those trades made pursuant to a validly created and approved 10b5-1 Plan, Section 16 Individuals must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section F below. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

The Company has designated those persons listed on Exhibit B attached hereto as “Key Employees” because of their position with the Company as officers and/or their access to material inside information. Except for those trades made pursuant to a validly created and approved 10b5-1 Plan, Key Employees must obtain the prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section F below. The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Key Employees.

The Window Group consists of (i) the persons listed on Exhibit A attached hereto, (ii) the persons listed on Exhibit B attached hereto, and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Compliance Officer. All references to members of the Window Group or “related parties” of a person in this Statement apply also to such persons’ spouses, members of their immediate families sharing the same household and any trust, partnership or other entity the investments of which any of the foregoing exercise discretion or investment influence or have direct or indirect power to control or, with respect to trusts only, have a beneficial interest.

C.
Other Companies’ Stocks.

The same rules against insider trading apply to other companies’ stocks. Employees, directors and related parties who learn material information about suppliers, customers, or competitors through their work at the Company should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees, directors and related parties should not give tips about such stocks.

D.
Margin Accounts and Pledging Company Securities.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Likewise, securities pledged to a bank or financial institution may be sold without the customer’s consent if the customer fails to repay the obligation secured by the pledge. Because such sales may occur at a time when an employee or a director had material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, directors and related parties from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities.

E.
Insider Trading Compliance Officer.

The Company has designated Leslie S. Magee as its insider trading Compliance Officer (the “Compliance Officer”) (the Company, through the Board of Directors, may subsequently designate other persons to serve as the Compliance Officer). The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Individuals and Key Employees in accordance with the procedures set forth in Section F below.

In addition to the trading approval duties described in Section F below, the duties of the Compliance Officer will include the following:

1.
Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.
2.
Responding to all inquiries relating to this policy and its procedures.
3.
Designating and announcing special trading blackout periods during which no Window Group members may trade in Company securities, except for those trades made pursuant to a validly created and approved 10b5-1 Plan.
4.
Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material inside information concerning the Company.
5.
Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
6.
Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
7.
Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
8.
Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as attached on Exhibits A and B, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.
9.
Reviewing and approving 10b5-1 Plans and any amendments thereto that are established by insiders.

The Compliance Officer may designate one or more individuals, which may include outside counsel, who may perform the Compliance Officer’s duties.

F.
Procedures for Approving Trades by Section 16 Individuals, Key Employees and Hardship Cases.
1.
Section 16 Individual/Key Employee Trades. Except for trades made pursuant to a validly created and approved 10b5-1 Plan, no Section 16 Individual or Key Employee may trade in Company securities until

(1)
the person trading has notified the Compliance Officer of the proposed trade(s) in the format required by the Compliance Officer,
(2)
the person trading has certified to the Compliance Officer that (i) he or she is not in possession of material inside information concerning the Company, and (ii) he or she has received and read this Statement of Policy Concerning Trading Policies and had the opportunity to ask the Compliance Officer questions regarding the Statement, and
(3)
the Compliance Officer has approved the trade(s), and has certified the approval in writing. Written approval can be by mail, facsimile transmission or email.
2.
Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of a Window due to financial hardship or other hardships only after
(1)
the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),
(2)
in addition to any applicable requirements set forth in Section F.1. above, the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trades(s) that he or she is not in possession of material inside information concerning the Company, and
(3)
the Compliance Officer confirms the absence of material inside information and has approved the trade(s) and has certified the approval in writing.
3.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Section 16 Individuals, Key Employees or hardship applicants. The Compliance Officer may reject any trading requests at his/her sole discretion.
4.
Trades pursuant to a 10b5-1 Plan. The Compliance Officer must review and approve an insider’s 10b5-1 Plan. Once the Plan has received all necessary approvals and has become effective, trades made pursuant to the Plan do not need the Compliance Officer’s approval before taking place. The Compliance Officer does, however, need notice of trades made pursuant to the Plan to ensure compliance with Section 16 and Rule 144.
5.
Underwritten Offerings. The prohibitions on trading outside of a Window and procedures for approving trades of Section 16 Individuals and Key Employees are not applicable to sales pursuant to an underwritten offering registered with the SEC.
IV.
OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.
Public Resales — Rule 144.

The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon (i) for public resales by any person of

“restricted securities” (i.e., securities acquired in a private offering) and (ii) for public resales by officers, directors and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale. The conditions described in (3), (4) and (5) below do not have to be complied with by holders of restricted securities who (i) are not, and were not at any time during the three months preceding the resale of restricted securities, affiliates of the Company, and (ii) have held (and fully paid for in cash) their restricted shares for at least six months, provided, however, that the Company continues to satisfy the “current public information” requirement for an additional six months after the six-month holding period requirement is met:

(1)
Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.
(2)
Holding Period. Restricted securities of a company who files reports with the SEC must be held and fully paid for by the seller for a period of six months prior to the sale, provided, however, that the Company must continue to satisfy the “current public information” requirement for an additional six months after the six-month holding period requirement is met. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. If the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period.
(3)
Volume Limitations. If the seller of restricted securities is an affiliate of the Company (or was an affiliate at any time during the preceding three months), the amount of securities which can be sold during any three month period cannot exceed the greater of (1) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class on the Nasdaq Global Market during the four calendar weeks preceding the filing of the notice of sale referred to below or, if no such notice is required, the date of the receipt of the order to execute the transaction.
(4)
Manner of Sale. If the seller of restricted securities is an affiliate of the Company (or was an affiliate at any time during the preceding three months), the securities must be sold in unsolicited brokers’ transactions or directly to a market-maker.
(5)
Notice of Sale. A seller of restricted securities who is an affiliate of the Company (or was an affiliate at any time during the preceding three months) must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold during any three months neither exceeds 5,000 shares nor involves an aggregate sale price greater than $50,000. See “Filing Requirements.”

Bona fide gifts are not deemed to involve sales of stock for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. However, a donor must include for purposes of determining any applicable volume limitations the amount of securities sold by the donee during any three-month period within six months after the donation.

B.
Private Resales.

Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least one year before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s Compliance Officer.

C.
Underwriter Lock-Up Agreements.

Some holders of the Company’s Common Stock outstanding immediately prior to any future underwritten public offering of the Company may be asked to agree not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for an agreed upon period of time from the date of the public offering without the prior written consent of the underwriters of the offering. The terms of any such lock-up agreements vary, and anyone who signs a lock-up agreement will be responsible for complying with its terms.

D.
Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b-18 under the Exchange Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company stock by the Company or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. You should consult with the Company’s Compliance Officer if you desire to make purchases of Company stock during any period that the Company is making a public offering or buying stock from the public.

E.
Disgorgement of Profits on Short-Swing Transactions — Section 16(b).

Section 16 of the Exchange Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements,” below). Section 16(b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits insiders from engaging in short sales (see “Prohibition of Short Sales,” below).

Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Company’s Compliance Officer prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

F.
Prohibition of Short Sales.

Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. No Section 16 Individuals should engage in any short sales of the Company’s equity securities. Wholly apart from Section 16(c), the Company prohibits directors, employees and related parties from selling the Company’s stock short. This type of activity is inherently speculative in nature and it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major Company announcement or event.

G.
Filing Requirements.
1.
Forms 3, 4 and 5. Under Section 16(a) of the Exchange Act, insiders must file with the SEC and the New York Stock Exchange public reports disclosing their holdings of and transactions involving the Company’s equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider (including changes due to sales under 10b5-1 plans and gifts of equity securities) must be reported on Form 4 (although the acquisition of gifts may be reported on Form 5 or voluntarily on Form 4) and filed before the end of the second business day following the day on which the transaction causing such change is executed, as such date of execution is determined by Rule 16a-3 under the Exchange Act. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that no securities were owned after the transactions were completed does not provide a basis for failing to report. All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts and stock dividends ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider. The Compliance Officer will retain on file copies of each of Forms 3, 4 and 5, respectively.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, the Company strongly urges all directors and officers to notify the Company’s Compliance Officer prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock, and to avail themselves of the assistance available from Dechert LLP, the Company’s outside counsel, or their own counsel in satisfying the reporting requirements.

2.
Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D or 13G by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

Reports on Schedule 13D and 13G are required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D or 13G, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so. The Compliance Officer will retain on file copies of each of Schedule 13D and Schedule 13G, respectively.

3.
Form 144. As described above under the discussion of Rule 144, a seller relying on Rule 144 who is an affiliate of the Company must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three month period neither exceeds 5,000 shares nor involves an aggregate sales price greater than $50,000. The Compliance Officer will retain on file copies of the form of notice of proposed sale under Rule 144.

ACKNOWLEDGMENT OF RECEIPT

I have received a copy of the Insider Trading Policy of H&E Equipment Services, Inc. As an employee/ officer/ director (circle as applicable), I understand and agree that it is my responsibility to read, familiarize myself with and adhere to the policies and procedures related to this matter.

Date	Signature

Printed Name

H&E EQUIPMENT SERVICES, INC.

Securities Trading Notification Form

Please provide the following information:

Name:
	(Last)	(Middle)	(First)

Residence address:

Position/title:

Number of securities intended to be acquired/disposed of:

Aggregate amount of securities beneficially owned by you (prior to acquisition/disposition)

Name of brokerage firm, if any, through whom the securities will be acquired/disposed of:_____

The undersigned acknowledges that he/she has received a copy of the Company’s Insider Trading Policy, dated February 22, 2006 (as revised), and further acknowledges that he/she had read and understands such policy.

The undersigned represents and warrants to the Company that he/she is not in the possession of any material, non-public information, whether positive or negative, that if publicly disclosed might have an effect on the market for Company securities generally or that an investor might consider important in deciding whether to buy, sell or hold Company securities.

The undersigned represents and warrants that the foregoing information, representations and warranties are true and complete as of the date hereof, and will immediately advise the Company if, prior to the completion of the above-described securities transactions, any of such information, representations and warranties are no longer true and complete.

Date:
Signature

Printed Name

***************************************************************************

The above-proposed securities transaction is approved. 1

Date:

Name:
Title:

	1	Approval is required only for a transaction by Section 16
Individuals or Key Employees.

Exhibit A

Individuals subject to reporting provisions and trading restrictions of Section 16 of the Exchange Act of 1934.

Directors

[List Retained by Compliance Officer]

Officers

[List Retained by Compliance Officer]

Exhibit B

Key Employees who must obtain prior approval from the Compliance Officer of all trades in Company securities.

Key Employees of the Company

[List Retained by Compliance Officer]